UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 03, 2023 (Amended Report) July 10, 2023 (Original Report)

Sarcos Technology and Robotics Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39897	85-2838301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South 500 West, Suite 150
Salt Lake City, Utah		84101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 927-7296

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRC	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $69.00 per share	STRCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Current Report”) amends the Current Report on Form 8-K filed by Sarcos Technology and Robotics Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 12, 2023 (the “Original Report”) and is being filed in order to update the Company’s disclosure under Item 2.05 of the Original Report. The Original Report otherwise remains unchanged.

Item 2.05. Costs Associated with Exit or Disposal Activities

As previously disclosed in the Original Report, on July 10, 2023 the board of directors of the Company approved a reduction in force affecting approximately 71 employees, representing approximately 24% of the Company’s workforce. As disclosed in the Original Report, the Company expected to incur approximately $1.5 million of costs, consisting primarily of personnel expenses such as salaries and wages, one-time severance payments, and other benefits. The Company took this step to decrease its costs and create a more streamlined organization to support its business. The Company's optimization efforts include realigning its cost structure to reduce expenses and headcount and consolidating its Pittsburgh manufacturing into its Salt Lake City location.

The Company has incurred charges of $5.1 million in the three and six months ended June 30, 2023, including $4.4 million due to the write-down of inventory and $0.7 million related to the impairment of certain fixed assets. The Company anticipates incurring additional restructuring expense related to the reduction of headcount of approximately $6.0 million, net, during the third quarter of 2023, which includes the previously disclosed approximately $1.5 million in cash severance and benefit payments. The remainder of the additional restructuring expense is anticipated to be non-cash adjustments largely related to the acceleration of stock-based compensation expense resulting from the accelerated termination of the Company's redemption right over certain shares held by the Company's former Chief Operating Officer in connection with the expected termination of his employment during the third quarter of 2023.

Forward-Looking Statements

This Current Report on Form 8-K, contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, those related to the expected costs and benefits associated with the reduction in force and other restructuring efforts as well as the Company’s timeline for completion and recognition of associated costs. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties, including those described in the Company’s most recent Quarterly report on Form 10-Q and Annual Report on Form 10-K. Therefore, the Company’s actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. For example, the expected costs associated with the reduction in force and other restructuring efforts may be greater than anticipated, completion of the reduction in force and other restructuring efforts may take longer than anticipated, the Company may be unable to realize the contemplated benefits in connection with the reduction in force and other restructuring efforts, and the reduction in force and other restructuring efforts may have an adverse impact on the Company’s performance. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sarcos Technology and Robotics Corporation

Date:	August 4, 2023	By:	/s/ Andrew Hamer
		Name:	Andrew Hamer
		Title:	Chief Financial Officer